Exhibit 10(a) (xliv)
NON-U.S. EMPLOYEES
Long-Term Performance Program Award Agreement
(Fiscal Years ___-____)
[DATE]
Dear [RECIPIENT NAME]:
H. J. Heinz Company is pleased to confirm that, effective as of ____________, you have been granted an Award under the Long-Term Performance Program in accordance with the terms and conditions of the Third Amended and Restated H. J. Heinz Company Fiscal Year 2003 Stock Incentive Plan, as amended from time to time (the “Plan”). This award is also made under and pursuant to this letter agreement (“Agreement”), the terms and conditions of which shall govern and control in the event of a conflict with the terms and conditions of the Plan. For purposes of this Agreement, the “Company” shall refer to H. J. Heinz Company and its Subsidiaries. Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the same defined meanings as in the Plan.
1.	Award. The target value of the award to you under this Agreement is equal to << VALUE>> <<Currency>> (the “Target Award Opportunity”). The maximum award opportunity for the Performance Period is equal to twice this amount (the “Maximum Award Opportunity”), subject to proration pursuant to Section 3 below. Your actual Award will be paid as a percentage of your Target Award Opportunity, as determined pursuant to Section 2 below. The “Performance Period” means the two consecutive fiscal year periods of Fiscal Year ____ and Fiscal Year ___.

2.	Performance Goals. The Award will be determined based upon the level of success the Company achieves during the Performance Period relative to the performance goals established by the Management Development and Compensation Committee of the Company’s Board of Directors (“MDCC”) as set forth below:
(a)	After—Tax Return on Invested Capital (ROIC) Metric. Fifty percent (50%) of your Target Award Opportunity will be determined by the Company’s performance against the ROIC target metric established by the MDCC (the “ROIC Target”). For each fiscal year in the Performance Period, an ROIC value will be calculated, as adjusted to eliminate the after-tax effects of any charges that may be excluded when determining Performance Measures under the Plan (“ROIC Value”). Each ROIC Value will consist of after-tax operating profit as defined by the Company divided by average invested capital. Average invested capital is defined as the five quarter average of net debt, as defined by the Company, plus total shareholder equity as set forth on the financial statements of the Company for the five most recent fiscal quarters. At the end of the Performance Period, the ROIC Values for each fiscal year in the Performance Period will be averaged (the “ROIC Average”) and the ROIC Average will be compared to the ROIC Target.

The payout percentage for the ROIC metric for the Performance Period is as follows:

	Percent of ROIC Target	Percent of Target Award
Performance	Achieved	Opportunity Earned(1)
Above Maximum	>120%	100%
Maximum	120%	100%
Target	100%	50%
Threshold	80%	12.5%
Below Threshold	<80%	0%

(1)	Represents one half of the Target Award Opportunity
(b)	Total Shareholder Return (TSR) Metric. Fifty percent (50%) of your Target Award Opportunity will be determined by the Company’s two-year TSR growth rate (the “TSR Value”) compared to the two-year TSR growth rates of each of the companies in the TSR Peer Group other than the Company. The “TSR Peer Group” is comprised of the following companies: Campbell Soup Company, ConAgra Foods, Inc., Dean Foods Company, General Mills, Inc., H. J. Heinz Company, The Hershey Company, Hormel Foods Corporation, The J.M. Smucker Company, Kellogg Company, Kraft Foods, Inc., and McCormick & Company, Incorporated (each a “TSR Peer Company”). Each of the TSR Peer Companies’ two-year TSR growth rates will be calculated by using the following values:
(i)	Starting Value. The average of each TSR Peer Company’s stock price for the 60 trading days prior to the first day of a Performance Period (the “Starting Value”); and

(ii)	Ending Value. The average of each TSR Peer Company’s stock price for the 60 trading days prior to and including the last day of a Performance Period plus all dividends paid over the Performance Period (the “Ending Value”).

(iii)	TSR Value. Dividing the Ending Value by the Starting Value minus one and multiplied by 100 (the “TSR Value”).

(iv)	TSR Percentile Ranking. Arraying all of the TSR Peer Companies, including the Company, from lowest TSR Value, which is given a ranking of 1, to highest TSR Value, then dividing the Company’s ranking by the total number of TSR Peer Companies (the “TSR Percentile Ranking”).
The Company’s TSR Percentile Ranking will determine the percentage of the Target Award Opportunity earned as follows:

Percentage of Target Award
Company’s TSR Percentile Ranking	Opportunity Earned (1)
90% - 100%	100.0%
80% - 89.99%	87.5%
70% - 79.99%	75.0%
60% - 69.99%	62.5%
50% - 59.99%	50.0%
40% - 49.99%	37.5%
30% - 39.99%	25.0%
20% - 29.99%	12.5%
Less than 20%	0.0%

(1)	Represents one-half of the Target Award Opportunity.
3.	Payment of Performance Award. Unless the MDCC offered a deferral election satisfying the requirements of Code Section 409A with respect to your Award, and you made such a deferral election, your Award, if earned, will be paid as soon as administratively practicable after the last day of the Performance Period, (but in no event later than March 15th of the calendar year following the calendar year in which occurs the last day of the Performance Period), subject to Sections 4 and 5 below.
(a)	If your employment with the Company began after the commencement of the Performance Period, the actual amount of your Target Award Opportunity will be pro-rated based upon the number of months that you were employed by the Company (in an eligible position) during the Performance Period, except that if your employment begins during the last six months of the Performance Period, no Target Award Opportunity for that Performance Period will be granted.

(b)	The Award will be paid in cash, subject to the limits set forth in the Plan; provided, however, in the event that you are an executive covered by the Company’s Stock Ownership Guidelines (the “SOG”) and you have not yet attained the requisite level of stock ownership at the time payment would otherwise be made, 50% of your Award, after taxes, will be paid in the form of escrowed, vested Restricted Stock. At the end of the fiscal year in which you meet the SOG, the restrictions will be lifted. At the time that the SOG are no longer applicable because you terminate employment, the restrictions on the escrowed, vested Restricted Stock will be lifted. Nevertheless, the Company reserves the right to pay your award entirely in cash in light of local law or administrative issues. To the extent the entire award may not be paid in cash due to the limits set forth in the Plan, the remainder of the Award, after taxes, will be made in Common Stock to the extent permitted by the Plan.
4.	Termination of Employment. The termination of your employment with the Company will have the following effect on your Award:
(a)	Qualified Termination of Employment During First Year of Performance Period. In the event that your employment with the Company ends during the first fiscal year of the Performance Period as a result of your death, Disability, or Retirement, your Award will be pro-rated automatically and paid (in accordance with Section 3 of this Agreement) at the end of the Performance Period as determined in accordance with Section 2, subject to the provisions of Section 5. In the event that your employment with the Company ends during the first fiscal year of the Performance Period as a result of your Involuntary Termination without Cause, your Award will be forfeited automatically unless you execute a release of claims of the Company in the form requested by the Company, in which case your Award will be pro-rated automatically and paid (in accordance with Section 3 of this Agreement) at the end of the Performance Period as determined in accordance with Section 2, subject to the provisions of Section 5.

(b)	Qualified Termination of Employment During Second Year of Performance Period. In the event that your employment with the Company ends during the second year of the Performance Period as the result of your death, Disability, or Retirement, you will receive your Award (in accordance with Section 3 of this Agreement), at the end of the Performance Period as determined in accordance with Section 2, subject to the provisions of Section 5. In the event that your employment with the Company ends during the second year of the Performance Period as a result of your Involuntary Termination without Cause, your Award will be forfeited automatically unless you execute a release of claims of the Company in the form requested by the Company, in which case you will receive your Award (in accordance with Section 3 of this Agreement) at the end of the Performance Period as determined in accordance with Section 2, subject to the provisions of Section 5.

(c)	Other Termination. In the event your employment with the Company ends, at any time prior to the completion of the Performance Period, as the result of any reason other than as set forth in subsections (a) or (b) above, including without limitation any voluntary termination of employment, your Award will be forfeited automatically.

(d)	Accelerated Payment Upon a Change in Control. In the event of a Change in Control (as defined in Treas. Reg. §1.409A-3(i)(5)) during the Performance Period, payment of this Performance Award will be accelerated immediately. The amount of the Performance Award will be prorated as of the date the Change in Control becomes effective, and shall be determined based upon verifiable

Company performance as of such date. In the event of a change in control not defined in Treas. Reg. §1.409A-3(i)(5), there will be no accelerated payment of the Performance Award, but instead the rules of subsections (a) through (c) above shall control.
5.	Non-Solicitation/Confidential Information.[1] In partial consideration for the Award granted to you hereunder, you agree that you shall not, during the term of your employment by the Company and for 18 months after termination of your employment, regardless of the reason for the termination, either directly or indirectly, solicit, take away or attempt to solicit or take away any employee of the Company, either for your own purpose or for any other person or entity. You further agree that you shall not, during the term of your employment by the Company or at any time thereafter, use or disclose the Confidential Information (as defined below) except as directed by, and in furtherance of the business purposes of, the Company. You acknowledge (i) that the non-solicitation provision set forth in this Section 5 is essential for the proper protection of the business of the Company; (ii) that it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that any Confidential Information be kept secret and not disclosed to others; and (iii) that the breach or threatened breach of this Section 5 will result in irreparable injury to the Company for which there is no adequate remedy at law because, among other things, it is not readily susceptible of proof as to the monetary damages that would result to the Company. You consent to the issuance of any restraining order or preliminary restraining order or injunction with respect to any conduct by you that is directly or indirectly a breach or a threatened breach of this Section 5. In addition, in the sole discretion of the Company, and in addition to all other rights and remedies available to the Company at law, in equity, or under this Agreement, any breach by you of the provisions of this Section 5 will result in the forfeiture of any unpaid portion of your Award to which you would otherwise be entitled pursuant to this Agreement.

“Confidential Information” means technical or business information about or relating to the Company and/or its products, processes, methods, engineering, technology, purchasing, marketing, selling, and services not readily available to the public or generally known in the trade, including but not limited to: inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company, whether or not they originated with you or information which the Company received from third parties under an obligation of confidentiality.

6.	Impact on Benefits. The Award, if earned, will not be included as compensation under any of the Company’s retirement and other benefit plans, including but not limited to the

[1]	The non-solicitation and confidentiality covenants set forth in Section 5 are indicative. The specific provisions may differ in various international jurisdictions.

H.J. Heinz Company Supplemental Executive Retirement Plan, the H. J. Heinz Company Employees Retirement and Savings Excess Plan and/or any other plan of the Company.

7.	Tax Withholding.[2] Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related withholding (collectively, “Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant of the Award and subsequent delivery of the cash payment and/or (ii) do not commit to structure the terms or any aspect of this Award to reduce or eliminate your liability for Tax-Related Items. You shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of Awards that cannot be satisfied by the means described below. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Company may refuse to deliver the Award payment if you fail to comply with your obligations in connection with the Tax-Related Items.

Prior to the taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to the Company or to the Employer to satisfy, all Tax-Related Items. In this regard, you authorize the Company or Employer to withhold all applicable Tax-Related Items legally payable by you by (1) withholding from the Award payment in cash (and, if shares are delivered, a number of shares otherwise deliverable equal to the Retained Share Amount, as defined below) and/or (2) withholding from your wages or other cash compensation paid by the Company and/or Employer. The “Retained Share Amount” shall mean a number of shares equal to the quotient of the minimum statutory tax withholding obligation of the Company triggered by the Award payment on the relevant date, divided by the Fair Market Value of one share on the relevant date or as otherwise provided in the Plan. If the obligation for Tax-Related Items is satisfied by withholding a number of shares as described herein, you understand that you will be deemed to have been issued the full number of shares, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of the settlement of the Award.

You acknowledge and understand that you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition.

8.	Non-Transferability. Your Award may not be sold, transferred, pledged, assigned or otherwise encumbered except by will or the laws of descent and distribution.

[2]	The tax provisions set forth in Section 7 are indicative. The specific provisions may differ in various international jurisdictions.

9.	No Contract of Employment. You acknowledge and agree that nothing in this Agreement or the Plan shall confer upon you any right with respect to future awards or continuation of your employment, nor shall it constitute an employment agreement or an assurance of employment through the Performance Period.

10.	Acknowledgement and Waiver. You acknowledge and agree that:
(a)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;

(b)	the grant of Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past;

(c)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(d)	your participation in the Plan shall not create a right to further employment with Employer and shall not interfere with the ability of Employer to terminate your employment relationship and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law;

(e)	you are participating voluntarily in the Plan;

(f)	Awards and resulting benefits are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of your employment contract, if any;

(g)	Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(h)	in the event that you are not an employee of the Company, this Award grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Award grant will not be interpreted to form an employment contract with the Employer or any Subsidiary of the Company; and

(i)	in consideration of this Award, no claim or entitlement to compensation or damages shall arise from termination of this grant or diminution in value of this Award resulting from termination of your employment by the Company or the Employer (for any reason whatsoever) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, you shall be deemed irrevocably to have waived any entitlement to pursue such claim.
11.	Data Protection.[3] You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer and the Company for the exclusive purpose of implementing, administering, and managing your participation in the plan. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the company, details of all options or any other entitlement to shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration, and management of the plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the General Counsel or the Secretary of the Company. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit shares, if any, acquired under the plan. You understand that the Data will be held only as long as is necessary to implement, administer, and manage participation in the plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data, or refuse or withdraw the consents herein, in any case without cost, by contacting the General Counsel or Secretary of the Company in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the plan. For more information on the consequences of refusing to consent or withdrawing consent, you understand that you may contact the Plan administrator at the Company.

12.	Future Awards. The Plan is discretionary in nature and the Company may modify, cancel or terminate it at any time without prior notice in accordance with the terms of the Plan. While Performance Awards or other awards may be granted under the Plan on one or more occasions or even on a regular schedule, each grant is a one-time event, is not an

[3]	The provisions set forth in Section 11 are indicative. The specific provisions may differ in various international jurisdictions.

entitlement to an award of cash or stock in the future, and does not create any contractual or other right to receive an award or other compensation or benefits in the future.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

14.	Code Section 409A. Unless a deferral election satisfying the requirements of Code Section 409A is offered with respect to the Award, it is intended that this Award shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, shall not be subject to the requirements of Section 409A of the Code. The Plan, and this Award Agreement, are to be interpreted in a manner consistent with this intention. Absent a deferral election satisfying the requirements of section 409A of the Code and notwithstanding any other provision in the Plan, a new award may not be issued if such award would be subject to Section 409A of the Code at the time of grant, and the existing Award may not be modified in a manner that would cause such Award to become subject to Section 409A of the Code at the time of such modification.
This Award is subject to your signing and dating this Agreement and returning it to the Company.

H. J. HEINZ COMPANY
By:
Randolph W. Keuch

Accepted:

Date: